Exhibit 10.10

Relocation Agreement

TO	Jeff Townsend (000522)

FROM	Global Mobility

DATE	February 8, 2017

SUBJECT	Relocation Agreement

This Relocation Agreement (this "Agreement") sets out the arrangements of your relocation from Smithville, MO to Park City, UT. The terms and conditions of your relocation are strictly confidential and must be held so by you and any other party who has access to the relocation arrangements, unless otherwise required by applicable law. All terms and conditions of your relocation are governed by this Agreement and the U.S. Relocation Guideline for Homeowners (the "Guideline"), which is attached hereto as Exhibit A and incorporated into this Agreement by reference. Any exceptions to the Guideline are explicitly noted in this Agreement. Capitalized terms used but not defined herein are defined in the Guideline. Please review and sign below to indicate your agreement with the terms of this Agreement.

Relocation Assistance

1.	Cerner will provide Home Maintenance Reimbursement (HMR) of $6,000 USD per year to be paid on a quarterly basis. This amount is recoverable per the Repayment Provision of this Agreement.

2.	Cerner will provide a Home Leave Allowance of $14,000 USD per year for personal travel to be paid on a quarterly basis. This amount is recoverable per the Repayment Provision of this Agreement.

Return to Origin

3.	Cerner will provide a Relocation Allowance of $10,000 USD to return to Kansas City. This amount is recoverable per the Repayment Provision of this Agreement.

4.	Cerner will arrange for the shipment of personal goods from Park City, UT back to your residence in Smithville, MO in accordance with the Guideline.

5.
Cerner will provide Home Sale Assistance up to $70,000 for the residence in Park City as defined in the supplemental U.S. Homeowner BVO/Direct Reimbursement Relocation Guideline. This amount is recoverable per the Repayment Provision of this Agreement.

Repayment Provision

6.
You agree that in the event employment with Cerner terminates voluntarily or involuntarily for cause within two (2) years from the date any recoverable mobility benefit was received, the associated relocation benefits are 100% recoverable during the first year and recoverable on a 12-month prorated basis during the second year. Recoverable benefits are explicitly noted as such in this Agreement. Cerner reserves the right to offset such amounts owed to Cerner against all salary, bonuses, vacation pay, expense reimbursements and other Cerner monies owed to the Associate, as allowable by law. Cerner also reserves the right to collect such amounts through legal means if necessary.

By signing below, you agree to the terms and conditions of the Guideline and this Agreement. A signed Agreement must be received by Global Mobility before any assignment benefits will be initiated. This Agreement is your entire agreement with Cerner concerning the subject matter hereof, and this Agreement cancels, terminates and supersedes any of your previous oral or written understandings or agreements with Cerner or with any director, officer or representative of Cerner with respect to your relocation. Cerner has the right, in its sole discretion, to amend and/or terminate this Agreement and/or the Guideline at any time.

/s/Jeff Townsend	2/8/2017
Jeff Townsend	Date

/s/Brandee Faille	2/8/2017
Brandee Faille, Director, Global Mobility	Date

Exhibit A

U.S. Homeowner Direct Reimbursement Guideline

The U.S. Homeowner - Direct Reimbursement Relocation Guideline (the "Guideline") is a guide for associates of Cerner Corporation and its affiliated entities ("Cerner") who are considering or have accepted an offer involving relocation within the U.S., and a resource for managers and others responsible for administering Global Mobility programs. Cerner reserves the right to change any components of this Guideline at any time.

Program Overview and Objectives

This benefit is available to associates who are homeowners in the sending location and is only available once the relocation has been approved. The Associate should not contact or make any commitments to a real estate agent prior to initiation with Graebel. Cerner has contracted with Graebel, a national relocation service, to assist associates in selling their homes. The Associate will receive assistance in selecting the best possible real estate agent, developing a marketing strategy, monitoring the marketing plan, negotiating the sale and coordinating all aspects of closing.

The objectives of the program are to benefit the Associate by: (1) increasing the Associate's ability to secure the highest sale price possible; (2) decreasing the cost to the Associate of customary seller paid expenses; (3) ensuring a timely receipt of the closing costs reimbursement; (4) eliminating as much time and hassle associated with the home sale process as possible; and (5) resettling the family in the new location in a shorter time frame.

Guidelines and Limitations

To accomplish the objectives of the program and to ensure eligibility for all benefits, the Associate agrees that:

1.	The Associate will not list the home prior to initiation into the Graebel program;

2.	The Associate will adhere to the program procedures as set forth by Cerner and Graebel; and

3.	The residence is owned and occupied by the Associate and is classified as a single-family residence, two-family (duplex), a condominium or town house.

How to Get Started

Upon Initiation with GraebeI, an assigned Graebel Relocation Consultant (hereinafter "Graebel'') will contact the Associate and the following steps will then occur:

1.
Realtor Selection: All real estate brokers must either be referred by or pre-qualified by Graebel as an approved real estate broker of their program. Cerner does not reimburse the Associate, immediate family member, or other relative for the fees associated with the listing or sale of the Associate's property.

2.
Broker Market Analysis (BMA): Graebel will coordinate getting two Broker Market Analyses from Graebel referred or approved real estate brokers prior to listing the home. The BMAs must be within 5% of each other. If the BMAs are not within 5% of each other, Graebel will discuss the discrepancy with the realtors and, if necessary, request a third BMA from an additional broker.

3.
Home/Seller Data Collection: Graebel and the Associate's real estate broker will collect current information from the Associate about the home such as a Seller's Disclosure Statement, Home Owner's Association requirements and fees, and/or Lead Based Paint Disclosure.

Home Sale Process

The following represents the process followed by Cerner and Graebel to manage the sale of the home:

1.	Listing the property and establishing a marketing strategy - Upon Graebel's Relocation Consultant's receipt of the required documents from the Associate, the following will occur:

a.
The Associate and Graebel will agree upon the real estate agent who will receive the listing, and the Associate will execute the listing agreement, including the following Exclusion Clause in the additional provisions section: "Either party may terminate this agreement at any time, for any reason."

b.
The Associate and Graebel will agree upon the listing price and marketing plan to be implemented based on the data obtained from the BMAs, including any repairs to be completed to expedite the selling process. The listing price cannot exceed 102% of the highest recommended listing price as noted in the BMAs. An updated BMA will be ordered every 90 days, and the list price should then be adjusted to within 102% of the updated most likely sales price.

2.
Receiving agent marketing updates and providing feedback - Graebel is an advocate for the Associate and will ensure all actions are directed at accomplishing a successful sale. Consistent communication between the agent and Graebel, while keeping the Associate informed, will maximize the opportunity for a quick sale at an acceptable price to the Associate. The agent is required to send a bi-weekly marketing report to Graebel for review, and Graebel will communicate any recommendations for price changes, concessions, interior or exterior updates, etc. to make the home more appealing to buyers.

3.	Offer Negotiation - Upon receipt of an offer, the Associate should work with his/her real estate agent and the Graebel Relocation Consultant to develop any necessary counter offers or acceptance.

4.
Closing Coordination - The closing between the Associate and the buyer will take place upon the date agreed to in the original executed offer. The Associate will attend the closing with the real estate agent and sign the appropriate documents. The Associate is responsible for maintaining the property and making any necessary mortgage, tax, utility or HOA payments up through the date of the closing with the buyer. The Associate must submit to Cerner a copy of the final, executed HUD-1 settlement statement upon the completion of closing as this will be required for reimbursement.

The following fees are considered normal and customary Seller's closing costs and will be reimbursed to the Associate with appropriate documentation:

Closing Costs	Reimbursable
Broker's Commission up to 6%	X
Title Charges	X
Attorney Fees	X
Escrow Fees	X
Document Preparation Fee	X
Mortgage Release Fees	X
State/Local Transfer Tax (up to 1/2%)	X
Recording Fees	X
Closing/Other Legal Fees	X
Miscellaneous Courier Fees	X

5.
Receiving Home Sale Reimbursement - Once the Associate has attended and completed the closing of the home, the Associate must submit the final signed HUD-1 settlement statement to the Graebel Relocation Consultant for reimbursement, along with a signed and dated Graebel expense form. Only normal and customary Seller's closing costs and commissions up to 6% will be reimbursed based on the associate's flexible budget. The Associate may request payment in the form of a check or a direct deposit to a bank account. Reimbursement will be processed and sent out within 72 hours of receipt of the correct and appropriate documents and forms.

U.S. HOMEOWNER BVO RELOCATION GUIDELINE

The U.S. Homeowner - BVO (Buyer Value Option) Relocation Guideline ("Guideline") is a guide for associates of Cerner Corporation and its affiliated entities ("Cerner" ) who are considering or have accepted an offer involving relocation within the U.S., and a resource for managers and others responsible for administering relocation programs. Cerner reserves the right to change any components of this Guideline at any time.

Program Overview and Objectives

This benefit is available to associates who are homeowners in the sending location and is only available once the relocation has been approved. The Associate should not contact or make any commitments to a real estate agent prior to initiation with Graebel. Cerner has contracted with Graebel, a national relocation service, to assist associates in selling their homes. The Associate will receive help in selecting the best possible real estate agent, developing a marketing strategy, monitoring the marketing plan, negotiating the sale and coordinating all aspects of closing.

The objections of the program are to benefit the Associate by: (1) increasing the Associate's ability to secure the highest sale price possible; (2) eliminating the cost to the Associate of customary seller paid expenses; (3) ensuring a timely closing on the home in the new location; (4) ensuring the Associate receives accurate and timely receipt of proceeds; (5) eliminating as much time and hassle associated with the home safe process as possible; (6) resettling the family in the new location in a shorter time frame; and (7) reducing income tax liability through effective process management.

Guidelines and Limitations

To accomplish the objectives of the program and to ensure eligibility for all benefits, the Associate agrees that:

1.	The Associate will not list the home prior to initiation into the Graebel program;

2.	The Associate will adhere to the program procedures as set forth by Cerner and Graebel; and

3.	The residence is owned and occupied by the Associate and is classified as a single-family residence, two-family (duplex), condominium or town house.

How to Get Started

Upon initiation with Graebel, an assigned Graebel Relocation Consultant (hereinafter "Graebel'') will contact the Associate and the following steps will then occur:

1.
Realtor Selection: All real estate brokers must either be referred by or pre-qualified by Graebel as an approved real estate broker of their program. Cerner does not reimburse the Associate, immediate family member, or other relative for the fees associated with the fisting or sale of the Associate's property.

2.
Broker Market Analysis (BMA): Graebel will coordinate getting two Broker Market Analyses from Graebel referred or approved real estate brokers prior to listing the home. The BMAs must be within 5% of each other. If the BMAs are not within 5% of each other, Graebel will discuss the discrepancy with the realtors and, if necessary, request a third BMA from an additional broker.

3.
Home/Seller Data Collection: Graebel and the Associate's real estate broker will collect current information from the Associate about the home such as a Seller's Disclosure Statement, Home Owner's Association requirements and fees, and/or Lead Based Paint Disclosure.

4.
Pre-sale Home lnspection(s): Graebel will coordinate and arrange for any necessary inspection(s) prior to selling the home and all repairs identified in the inspection must be addressed appropriately. The BVO program requires the Associate to complete all repairs and/or agree to have the repair costs withheld from the Associate's final home equity prior to the closing of the sale to Graebel/Cerner.

Home Sale Process

The following represents the process followed by Cerner and Graebel to manage the sale of the home:

1.	Listing the property and establishing a marketing strategy - Upon Graebel's receipt of the required documents, the following will occur:

a.
The Associate and Graebel will agree upon the real estate agent who will receive the listing, and the Associate will execute the listing agreement, including the following Exclusion Clause in the additional provisions section: "Either party may terminate this agreement at any time, for any reason."

b.
The Associate and Graebel will agree upon the listing price and marketing plan to be implemented based on the data obtained from the BMAs, including any repairs to be completed to expedite the selling process. The listing price cannot exceed 102% of the highest recommended listing price as noted in the BMAs. An updated BMA will be ordered every 90 days, and the list price should then be adjusted to within 102% of the updated most likely sale price.

c.	Preliminary title will be ordered and upon receipt, the Associate will be made aware of any title encumbrances that must be cleared prior to sale (at the Associate's expense).

d.
Cerner's policy and the recommended BVO protocol require that a property inspection be conducted prior to taking title to the property, if not completed prior to listing, which is preferred. The Associate will be responsible for making any necessary repairs as indicated by the inspections, or the cost for such repairs can be withheld from the Associate's final equity.

2.	Receiving agent marketing updates and providing feedback - Graebel is an advocate for the Associate and will ensure all actions are directed at accomplishing a successful sale.

a.	Consistent communication between the agent and Graebel, while keeping the Associate informed, will maximize the opportunity for a quick sale at an acceptable price to the Associate.

b.	The agent is required to send a bi-weekly marketing report to Graebel for review.

c.	Graebel will communicate any recommendations for price changes, concessions, interior or exterior updates, etc. to make the home more appealing to buyers.

3.	Offer Negotiation - Graebel should be notified immediately upon receipt of any and all prospective buyer offers by the listing agent. Next steps are as follows:

a.	Graebel will contact the Associate to discuss the terms and conditions and work with the real estate broker to counter or accept the offer.

b.
Once the negotiations are completed and both the Associate and buyer agree on terms and conditions of the purchase agreement, Graebel will ask the Associate to execute the Residential Property Purchase Agreement (RPPA), a contract between the Associate and Graebel/Cerner, which will mirror the contract negotiated with the outside buyer.

c.
The Associate must sign and return this RPPA to Graebel as soon as possible. The ultimate contract between Graebel and the outside buyer cannot be executed and considered "Under Contract" until the Associate has returned the fully executed RPPA.

4.
Closing Coordination - The closing between the Associate and Graebel will occur no less than twenty-four (24) hours prior to the scheduled closing between Graebel and the ultimate buyer. This closing date will be established based on the latter of the signature date on the RPPA, or the vacate date. The Associate is responsible for all costs associated with the property up through the date of closing, including, but not limited to, pro-rations for taxes, interest on mortgage, utilities, homeowner's insurance, repairs required from inspections, and any concessions agreed upon with the buyer. The Associate will receive an Equity Statement showing the amount of equity due from the sale and the Associate will be paid out equity as soon as possible following the closing date with Graebel.

The following fees are considered normal and customary Seller's closing costs and will be reimbursed to the Associate with appropriate documentation:

Closing Costs	Reimbursable
Broker's Commission up to 6%	X
Title Charges	X
Attorney Fees	X
Escrow Fees	X
Document Preparation Fee	X
Mortgage Release Fees	X
State/Local Transfer Tax (up to 1/2%)	X
Recording Fees	X
Closing/Other Legal Fees	X
Miscellaneous Courier Fees	X

5.
Vacating the Property - The Associate must vacate the property at least twenty-four (24) hours prior to the closing date agreed upon with the outside buyer, or sooner. The Associate is responsible for utilities, general maintenance and insurance on household goods through the date of vacating or possession to Graebel. If the Associate is vacating on or before the 10th of the month, the Associate SHOULD NOT make a mortgage payment. If the Associate is vacating on or after the 11th of the month, the Associate SHOULD make a mortgage payment. Graebel will provide instructions for transfer of utilities, keys, etc. to the real estate agent.

6.
If the Sale to Outside Buyer Falls Through - Graebel, on behalf of Cerner, has acquired the property as of the date of closing; therefore, in the event that a sale to an outside buyer falls through, the property is owned by Cerner and Graebel will be responsible for the resale of the property. Any outstanding equity funds due to the Associate will be paid within ten (10) days of the "closing date" with Graebel. Therefore, it is understood that upon closing of a transaction wherein Graebel purchases the Associate's property, Graebel shall thereafter bear all financial risk associated with the property. Please note that in the case Graebel on behalf of Cerner takes the home into inventory due to the outside buyer contract falling through, mortgage(s) on the property will not be paid in full. Mortgage, HOA, tax, utility payments, etc will be made on a monthly basis by Graebel's inventory department.

7.
Taxes - If the Associate participates in the Buyer Value Option (BVO) Home Sale program, the Associate will not incur any additional tax burden for expenses incurred with the sale of the current residence. No additional compensation to reimburse tax liability will be made to any associate who chooses to operate outside of the procedures and polices described herein and who receives reimbursement for any nondeductible expenses incurred in disposing of their current home.

U.S. RELOCATION GUIDELINE FOR HOMEOWNERS

As Cerner Corporation and its affiliates ("Cerner") expand domestically, it is sometimes necessary and advantageous to relocate associates to various locations. Relocations are appropriate in situations where Cerner needs to establish a presence in a local market, provide the necessary skills for local requirements, or balance resources across the U.S. When Cerner formally requests a candidate or associate to consider relocation, financial assistance will be provided to facilitate the move. The U.S. Relocation Guideline for Homeowners (the "Guideline") offers a full range of benefit options that can be customized to meet the needs of the Associate.

The purpose of this Guideline is to document the components of relocation assistance, which will be considered in each Cerner requested relocation. Each component will be evaluated individually based on the specific circumstances of the relocation, may or may not be applicable, and may be capped based on the total relocation budget. Cerner and the Associate will work together to make effective use of the required funds while minimizing costs to the Associate and Cerner.

Administration and Eligibility

Cerner's relocation benefits are administered by Human Resources and through Cerner's relocation provider, Graebel. All requests for relocation assistance should be directed to Global Mobility prior to any relocation activities taking place. Global Mobility and/or Graebel will process all payments or reimbursements for relocation expenses.

This Guideline applies to newly hired or current associates who move at the request of Cerner. The Associate's move must meet the IRS 50-Mile Rule to qualify for relocation assistance, which means that the distance between the Associate's former residence and new place of employment must be 50 miles more than the distance between the Associate's former residence and former place of employment. The IRS 50-Mile Rule also requires that the Associate's move be made within (twelve) 12 months from the hire or transfer date, and all relocation benefits will expire twelve (12) months from that date. In the event a move has not taken place within twelve (12) months from the Associate's hire or transfer date, all relocation benefits will be forfeited and any relocation benefits already distributed will be 100% recoverable according to the Repayment Provision of this Agreement.

The Associate is automatically eligible for the Core Benefits listed below. The Flexible Benefits are granted as the Associate's total relocation budget will allow.

Core Benefits

Relocation Allowance

The relocation allowance should be used to cover expenses associated with house hunting trips, temporary living, movement of goods, and the final move of the Associate to the receiving location. Graebel will issue the relocation allowance within thirty (30) days of the Associate's hire or transfer date.

Tax Considerations

The relocation allowance amount represents taxable income and the total relocation expense will also include the additional taxes the Associate owes as a result of this payment. These amounts are reflected in the appropriate withholding tax boxes on the Associate' s form W-2 at the conclusion of the tax year. Cerner pays/withholds the taxes on the Associate's behalf so the net relocation allowance is received at the time of relocation. The relocation allowance amount and the additional tax payment make up the total relocation expense, however, and the Associate will be responsible for repayment of the entire amount under the Repayment Provision of this Guideline, as applicable.

Flexible Benefits

Shipment of Personal Goods

Graebel will make arrangements for a moving company to contact the Associate to begin this process. Cerner will pay the expenses of a full-service move from the current location to the receiving location, including packing, insurance and transit. Please see the table below for specific services that Cerner will provide as a part of this benefit. This amount will be direct-billed to Cerner through our corporate account with United Van Line. The final shipment invoice amount will be recoverable according to the Repayment Provision of the Guideline.

Cerner will Provide	Cerner will NOT Provide
Packing	Overtime Charges on Nights and Weekends
Loading and Unloading	Storage Greater than 30 Days
Transporting Goods	Transporting of Collections (i.e. jewelry, stamp, wine, etc.)
3rd party services for*: Washer/Dryer/Refrigerator Hook Ups, Piano, Grandfather Clock, Waterbed, Pool Table
3rd Party Services for: Hot Tub, Basketball Goal, Swing Sets, Additional Wiring for Washer/Dryer/Refrigerator, Exercise Equipment, Computer/ Audio Systems, Light Fixtures, Fireplace Doors, Satellite Dishes

*as long as these items are being utilized at origin
30 Days Storage - Household Goods Only	Storage of Autos
Replacement Value Insurance	Transportation of the following items: Firewood, Lumber, Flammable Items, Guns, Ammunition, Pets, Plants
Waste Management- 1 Trip	Transportation of Boats and Other Recreational Vehicles
Stair Carry - If necessary	Transportation of Hot Tubs
Elevator Charges - If necessary
Shuttle Service - If necessary
Automobiles:
- 1 car
- 2 cars if move is greater than 1000 miles
Crating and Uncrating of all Televisions (Plasma, LCD, or any other HDTV that requires crating)

-OR-

If the Associate selects a self-service move (i .e. U-Haul, Penske, Budget, etc.), Cerner will cover the cost of a truck/trailer, tow dolly, auto transport and insurance. The Graebel Relocation Consultant will work with the associate on how to submit expenses for reimbursement.

NOTE: The move should be accomplished as economically as possible, while minimizing any personal inconvenience and lost time.

Time-Off

Cerner may provide up to two (2) days of administrative time-off for internal moves to be taken prior to departure or upon arrival to the new location. Time-off must be used within thirty (30) days of transfer date. Time-off should be coordinated with the Associate's manager(s) to ensure business needs are not negatively impacted.

Home Purchase Assistance

Realtor Selection

All real-estate brokers must either be referred by or pre-qualified by Graebel as an approved realtor of their program. Cerner does not reimburse an associate, immediate family member, or other relative for the fees associated with the listing or sale of an associate's property. If the Associate elects to use a realtor from Graebel's nationwide realtor database, Graebel will obtain a referral fee and in turn, pass on savings to Cerner. The savings will help to reduce the total dollars spent on Cerner's relocation. Per request, a Graebel Relocation Consultant can provide Cerner associates a list of local agents who specialize in assisting associates who are relocating from another location.

Loan/Home Purchase Origination Fee

The following sliding scale will define the associate's eligibility to receive payment for loan/home purchase Origination Fees ("Points") for the purchase of a home in the receiving location.

Interest Rate	Cerner Allowable Origination Fee
0-8%	None
8-9%	1%
10-+%	2-5%

Direct Bill-Home Purchase Closing Costs

All eligible closing costs will be direct billed to Cerner and/or Graebel if the associate elects to use one of the lenders that Cerner and/or Graebel has a partnership with.

Home Purchase Administrative Costs

If the Associate purchases a home in the receiving location within twelve (12) months of the effective date of the relocation, the Associate is eligible to receive payment for the following administrative costs:

Category	Reimbursable by Cerner	Non-reimbursable by Cerner
Items Payable in Connection with Loan
Loan/Home Purchase Origination Fee	X (See sliding scale above)
Loan Discount		X
Appraisal Fee	X
Credit Report	X
Lender's Inspection Fee	X
Mortgage Insurance App Fee		X
Assumption Fee		X
Commitment Fee		X
Application Fee	X
Underwriting Fee	X
Funding Fee		X
Items Required by Lender to Be Paid in Advance
Mortgage Insurance Premium		X
Title Charges
Settlement/Closing Fee	X
Abstract/Title Search	X
Title Examination	X
Title Insurance Binder	X
Documentation Prep	X
Notary Fees	X
Attorney's Fees
Lender's	X
(When state required. Up to maximum of 1% of purchase price or $1000, whichever is less and in lieu of Associate missing work to finalize closing)
Borrower's	X (Same as lender's attorney limits)

Title Insurance
Lender's Coverage	X
Owner's Coverage	X
Government Recording
Recording Fee	X
City/County Tax/Stamp	X
State Tax/Stamp	X
Additional Settlement Charges
Survey	X
Pest Inspection	X
Other Miscellaneous Charges
Tax Service Fee	X
Express (Courier) Service	X
Septic/Well Inspection	X (If required by lender)
Flood Plain Certificate	X
Home Inspection	X
Engineering Inspection	X (If required by lender)
Roof Inspection	X (If required by lender)
Radon Inspection	X (If required by lender)

Home Sale Assistance

Please note that the Home Sale Assistance benefit is described in the following supplemental guidelines:

U.S. Homeowner - Direct Reimbursement Relocation Guideline
U.S. Homeowner- BVO Relocation Guideline

Duplicate Housing Reimbursement

The Associate will be reimbursed for the lesser of the two payments (mortgage at origin and mortgage or lease at destination) based on the flexible budget. The reimbursement amount is calculated using the taxes and interest due to the Associate's mortgage company(s) and the total lease payment. The calculation does not include any utilities, Homeowner's Association dues, or additional fees paid in addition to taxes and interest. Duplicate housing reimbursements are considered taxable income and will be grossed-up.

Repayment Provision

The Associate understands and agrees that in the event employment with Cerner terminates voluntarily or involuntarily for cause within two (2) years from the Associate's hire date, transfer date or assignment start date (as applicable), the relocation and/or assignment benefits are 100% recoverable during the first year and recoverable on a 12-month prorated basis during the second year. Recoverable benefits will be noted in the Associate's Offer Letter, Relocation Agreement, Mobility Agreement or Assignment Agreement (as applicable). Cerner reserves the right to offset such amounts owed to Cerner against all salary, bonuses, vacation pay, expense reimbursements and other Cerner monies owed to the Associate. Cerner also reserves the right to collect such amounts through legal means if necessary.

Amendment or Termination

Cerner has the right, in its sole discretion to amend this Guideline or to terminate it at any time, for any reason or no reason at all. This Guideline shall not be considered or construed as an employment contract. Furthermore, this Guideline does not confer upon the Associate any right to continued employment, nor does it supersede the Associate's individual Employment Agreement or Cerner's administrative practices.

Miscellaneous

Cerner shall decide disputes related to the rights under this Guideline with respect to any and all parties. In deciding such disputes, Cerner shall have full and complete discretionary authority to (i) construe and interpret the provisions of the Guideline and to determine the right of any person to any interest in or eligibility for any pay, reimbursement or other benefit under the Guideline, and (ii) make any and all factual determinations necessary to determine the right of any person to any interest in or eligibility for any pay, reimbursement or other benefit under the Guideline, and no person shall be entitled to any pay, reimbursement or other benefit under this Guideline if Cerner decides in its discretion that there is no entitlement to that pay, reimbursement or other benefit. This Guideline shall be governed in accordance with the laws of the State of Missouri for U.S. associates and the laws of the state, province or equivalent jurisdiction of the applicable Cerner offices in the home location, for all other associates.